UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 1, 2023

DIAMEDICA THERAPEUTICS INC.
(Exact name of registrant as specified in its charter)
British Columbia	001-36291	Not Applicable
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

301 Carlson Parkway, Suite 210 Minneapolis, Minnesota	55305
(Address of principal executive offices)	(Zip Code)
(763) 496-5454
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Voting common shares, no par value per share	DMAC	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 1, 2023, Amy L. Burroughs resigned as a director of DiaMedica Therapeutics Inc. (the “Company”). Ms. Burroughs’s decision to resign was not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

To fill the vacancy created by Ms. Burroughs’s resignation, on March 1, 2023, the Company’s Board of Directors (the “Board”), upon recommendation of the Nominating and Corporate Governance Committee of the Board, appointed Tanya N. Lewis to the Board, effective immediately, to fill the vacancy created by Ms. Burroughs’s resignation.

Ms. Lewis currently serves as the Chief Development Operations Officer at Replimune Group, Inc. (“Replimune”), a publicly traded clinical-stage biotechnology company (Nasdaq:REPL), where she has oversight for development of an integrated clinical, regulatory and CMC strategy for the successful registration of the company’s compounds. Ms. Lewis joined the executive management team at Replimune in May 2021 after serving on Replimune’s board of directors since November 2020. Prior to her officer position with Replimune, Ms. Lewis was Executive Vice President, Chief Regulatory Strategy and Strategic Operations at Karyopharm Therapeutics Inc., a publicly traded biopharmaceutical company (Nasdaq: KPTI), where she navigated the approval of XPOVIO®. Prior to joining Karyopharm, Ms. Lewis held leadership positions at several companies, including Tesaro Inc. and Millennium Pharmaceuticals, Inc., where she developed approval strategies and led interactions with U.S. and European regulators for registration trial designs and/or approvals. Ms. Lewis started her career at Genzyme Corporation in regulatory affairs. Ms. Lewis holds a Bachelor of Science degree in Biology from Northeastern University and a Master of Science degree in Regulatory Affairs and Health Policy from Massachusetts College of Pharmacy and Allied Health Sciences.

In connection with her appointment to the Board, Ms. Lewis was granted, on March 1, 2023, an option to purchase 26,443 of the Company’s voting common shares at an exercise price of $1.77 per share under the DiaMedica Therapeutics Inc. Amended and Restated 2019 Omnibus Incentive Plan. These options will vest and become exercisable in 12 as nearly equal as possible quarterly installments over three years, and in each case so long as she is a director of the Company as of such date. As a member of the Board, Ms. Lewis will receive customary non-employee director compensation and participate in plans and policies on the same basis as the Company’s other non-employee directors, as described under the heading “Director Compensation” in the Company’s Proxy Statement for its most recent Annual General Meeting of Shareholders held on May 18, 2022. Also in connection with the appointment of Ms. Lewis to the Board, the Company entered into a standard indemnification agreement with Ms. Lewis, in substantially the same form that the Company has entered into with its other non-employee directors, which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

There are no arrangements or understandings between Ms. Lewis and any other persons pursuant to which she was selected as a director and no transaction since the beginning of the Company’s last fiscal year, or any currently proposed transaction, which the Company was or is to be a participant and in which Ms. Lewis or any related person had or will have a direct or indirect material interest that would be required to be disclosed under Item 404(a) of Securities and Exchange Commission Regulation S-K.

Item 7.01	Regulation FD Disclosure.

The Company announced the appointment of Ms. Lewis as a director in a press release issued on March 6, 2023, which is attached as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.

The information furnished under this Item 7.01 and Exhibit 99.1 to this Current Report on Form 8-K shall not be deemed “filed” for the purposes of Section 18 of the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, and shall not be deemed incorporated by reference into any other filing by the Company under the Exchange Act or the United States Securities Act of 1933, as amended, except as otherwise expressly stated in such filing.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
10.1
Form of Indemnification Agreement between DiaMedica Therapeutics Inc. and Each Director and Officer (incorporated by reference to Exhibit 10.1 to DiaMedica’s Current Report on Form 8-K as filed with the Securities and Exchange Commission on June 4, 2019 (File No. 001-36291)

99.1	Press Release dated March 6, 2023 announcing the appointment of Tanya N. Lewis as a director (furnished herewith)
104	The cover page from this Current Report on Form 8-K, formatted in Inline XBRL

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DIAMEDICA THERAPEUTICS INC.

By:	/s/ Scott Kellen
Scott Kellen
Chief Financial Officer and Secretary

Dated: March 6, 2023